EXHIBIT 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS STRONG 2009 EARNINGS DESPITE CHALLENGING ECONOMY

2009 free cash flow rivals record 2008 level

PERRYSBURG, Ohio (January 27, 2010) – Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the fourth quarter and full year ending December 31, 2009.

Highlights:

•                  Earnings: O-I reported full-year net income of $0.95 per share (diluted) and a fourth-quarter net loss of $0.95 per share. Full-year adjusted earnings (non-GAAP) were $2.93 per share, one of the Company’s best results since the 1991 IPO. Fourth-quarter adjusted earnings were $0.49 per share, up from $0.45 per share in fourth quarter 2008.

•                  Sales and shipments: O-I’s fourth-quarter sales increased 9 percent from the prior year, as higher prices and favorable currency translation more than offset modestly lower shipment levels.

•                  Costs: O-I’s strategic footprint initiative reduced fixed costs by $122 million in 2009, partially offsetting higher unabsorbed fixed costs from temporary production curtailments. Curtailments helped reduce inventory 11 percent.

•                  Free cash flow: Strong working capital management helped generate $372 million of free cash flow in 2009. In the fourth quarter, the Company applied $113 million of cash to reduce debt and to accelerate 2010 pension contributions.

•                  Capital structure: Cash increased to $812 million at year end 2009, while net debt decreased to $2.8 billion.

Fourth quarter 2009: Strong operating performance offset higher non-operational costs

Fourth-quarter net sales were $1.9 billion in 2009, up from $1.7 billion in the prior year. Improved price and mix and a favorable foreign currency translation effect more than offset lower shipments.

The loss from continuing operations in the fourth quarter of 2009 was $159.3 million, or $0.95 per share, compared with a loss from continuing operations of $228.6 million, or $1.38 per share, in the prior year. Exclusive of the items not representative of ongoing operations, fourth-quarter 2009 adjusted net earnings were $84.2 million, or $0.49 per share (diluted), up from adjusted net earnings of $76.2 million, or $0.45 per share (diluted), in the prior year fourth quarter. A description of items that management considers not representative of ongoing operations and a reconciliation of the GAAP to non-GAAP earnings and earnings per share can be found in Note 1 provided below and in charts on the Company’s Web site, www.o-i.com.

Commenting on the fourth quarter, Chairman and Chief Executive Officer Al Stroucken said, “Our business performed very well in the quarter, offsetting expected higher non-operational costs. While volumes were down modestly from the prior year, glass shipments have gradually recovered and our year-over-year volume comparisons have improved each quarter throughout the year. Our strong cash flow in 2009 allowed us to invest in capital projects, reduce debt and accelerate pension contributions in the fourth quarter, all of which should improve our operating and financial flexibility going forward.”

O-I reported fourth-quarter 2009 segment operating profit of $195.6 million, up from $157.0 million in the prior year. Operating profits benefited from a 4 percent improvement in sales due to price and mix and a $26 million favorable foreign currency translation effect. Glass container shipments, in tonnes, declined 5 percent from fourth quarter 2008, representing the smallest quarterly decline on a year-over-year basis since the onset of the global economic recession. Continued temporary production curtailments to match supply with lower demand and to reduce inventories primarily resulted in $24 million of additional unabsorbed fixed costs compared to fourth quarter 2008. Proactive efforts to better manage working capital reduced inventory levels, in tonnes, by 11 percent from December 2008. Non-operational costs increased from the prior year, primarily due to higher year-over-year pension expense and a higher effective tax rate (excluding the effect of items listed in Note 1 below) in the fourth quarter of 2009.

The Company continued to implement its strategic footprint alignment initiative, focused on optimizing global assets. O-I has permanently closed a total of 21 furnaces since the program’s inception in 2007, including two furnaces in South America and one furnace in North America during the fourth quarter. Compared to 2008, fixed costs were down $18 million in the fourth quarter and $122 million for the year. In the fourth quarter, O-I recorded a restructuring charge of $100.5 million ($93.8 million after tax amount attributable to O-I), principally for North American capacity realignment actions in 2010.

Full Year 2009: Strong financial performance amid a challenging global market

Full-year 2009 net sales were $7.1 billion, down from $7.9 billion in the prior year. 2009 net sales benefited from 5 percent higher price and mix, which was more than offset by unfavorable foreign currency translation effects and 10 percent lower global shipments.

Earnings from continuing operations for full year 2009 were $161.8 million, or $0.95 per share (diluted), compared with earnings from continuing operations of $251.5 million, or $1.48 per share (diluted), in the prior year. Exclusive of the items listed in Note 1 that management considers not representative of ongoing operations, full-year 2009 adjusted net earnings were $499.5 million, or $2.93 per share (diluted) compared with $645.2 million, or $3.80 per share (diluted) in 2008. Lower 2009 adjusted net earnings reflected the impact of less volume, cost inflation and unfavorable currency translation despite higher price and mix and benefits from the Company’s strategic footprint initiative program.

Financial highlights: Strong free cash flow generation supports strategic priorities

The Company reported total debt of $3.61 billion and cash of $812 million at December 31, 2009. Net debt was $2.80 billion, down $157 million from the prior year. This reduction in net debt primarily reflected $372 million of free cash flow generated in 2009, which more than offset $172 million of unfavorable foreign currency translation. Free cash flow was driven by improved working capital management and is net of capital expenditures of $428 million. Given the strong free cash flow generation in 2009, the Company elected to repay $63 million of debt in the fourth quarter, as well as to accelerate $50 million of 2010 contributions to non-U.S. pension plans. In addition to significant cash at year end to support future strategic priorities, O-I had approximately $760 million available under its global revolving credit facility, which does not mature until June 2012.

Regarding the Company’s Venezuelan operations, in mid-year 2009, O-I recognized that market conditions were negatively impacting the official Venezuelan currency exchange process. To avoid increased exposure to the Venezuelan currency, the Company began remitting bolivars in the parallel exchange market and incurred a foreign currency exchange loss of $28 million ($19.5 million after tax amount attributable to O-I) in the second half of 2009. The Company translated its year-end balance sheet in that country at the parallel exchange rate rather than the historic official rate, which had remained stable for a number of years. This resulted in a charge to total shareholders’ equity of $179 million. In early 2010, the Venezuelan government devalued its currency and established a multi-tiered official exchange rate system that now includes the parallel market rate. Furthermore, Venezuela was officially deemed a highly inflationary economy as of January 1, 2010. Beginning in 2010, the Company does not expect to incur further foreign exchange losses on cash remittances, as it will translate Venezuelan financial results at the parallel rate instead of the historic official rate. The incremental impact of reporting Venezuelan results at the parallel rate for a full year and slightly higher imported raw material costs is currently expected to negatively impact 2010 earnings by $0.10 to $0.15 per share.

Asbestos-related cash payments during the fourth quarter and full year 2009 were $67.9 million and $190.3 million, respectively. This compared with $69.9 million and $210.2 million for the same periods last year. The deferred amount payable for previously settled claims was approximately $36.3 million at the end of 2009, up slightly from year end 2008. New lawsuits and claims filed during full year 2009 were approximately 6,000, compared with approximately 5,000 in 2008. The number of pending asbestos-related lawsuits and claims approximated 7,000 as of December 31, 2009, compared with approximately 11,000 at year end 2008.

The Company conducted its annual comprehensive review of asbestos-related liabilities in the fourth quarter. As a result of that review, O-I recorded a non-cash charge of $180.0 million (before and after tax amount) compared to the 2008 charge of $250.0 million ($248.8 million after tax amount). The lower 2009 asbestos charge reflected, in part, the significantly lower level of pending asbestos-related lawsuits at year end 2009 compared to 2008. The accrued balance for future asbestos-related costs as of December 31, 2009, was $485.1 million.

Business outlook

The Company successfully renegotiated several North American customer contracts, effective in 2010.  Regarding these new agreements, Stroucken said, “We will earn higher profit margin percentages on this business, and attain greater margin stability in the future. To achieve these objectives, shipment levels in the region will likely decline. As a result, we will incur additional temporary production curtailments in the first half of 2010 until we permanently reduce capacity due to this change in business mix. In 2010, we intend to maintain the strong North American operating profits achieved in 2009, while long-term profits will improve considerably once capacity has been realigned.”

Commenting on the Company’s outlook for full year 2010, Stroucken said, “Globally, higher prices should more than offset cost inflation, which we anticipate will remain modest throughout the year. As the economy continues to recover, we expect global glass shipments will improve from the prior year. Results should benefit from lower fixed costs due to the Company’s strategic footprint initiative, while non-operational costs will increase primarily due to higher pension expense. Despite the challenges of the global economic recession during the past two years, O-I enters 2010 well positioned to drive profitable growth as markets recover and we execute on our strategic priorities.”

Note 1:

The table below describes the items that management considers not representative of ongoing operations.

	Three months ended December 31
	2009		2008
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Loss from Continuing Operations Attributable to the Company	$(159.3)	$(0.95)	$(228.6)	$(1.38)
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for asbestos-related costs	180.0	1.06	248.8	1.47
Charges for restructuring and asset impairment	93.8	0.55	16.5	0.09
Charges for Venezuela currency remeasurement	17.6	0.10
Non-cash tax benefit transferred from other comprehensive income (equity)	(47.9)	(0.28)
Dilutive effect of options and other		0.01		0.04
Net charges related to tax restructuring and other			39.5	0.23

Adjusted Net Earnings	$84.2	$0.49	$76.2	$0.45

	Twelve months ended December 31
	2009		2008
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$161.8	$0.95	$251.5	$1.48
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for asbestos-related costs	180.0	1.06	248.8	1.47
Charges for restructuring and asset impairment	182.8	1.07	110.1	0.65
Charges for Venezuela currency remeasurement	17.6	0.10
Charges for note repurchase premiums and write-off of finance fees	5.2	0.03
Non-cash tax benefit transferred from other comprehensive income (equity)	(47.9)	(0.28)
Net benefit related to tax legislation, restructuring and other			34.8	0.20

Adjusted Net Earnings	$499.5	$2.93	$645.2	$3.80

Company Profile

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world. With the leading position in Europe, North America, Asia Pacific and South America, O-I manufactures consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products. Established in 1903, the company employs more than 22,000 people with 78 plants in 21 countries. In 2009, net sales were $7.1 billion. For more information, visit www.o-i.com.

Regulation G

The information presented above regarding adjusted net earnings relates to earnings from continuing operations exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting, and budgeting.

Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The company routinely posts all important information on its Web site – www.o-i.com.

Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in the tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuation in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, and (14) the timing and occurrence of events which are beyond the control of the Company, including events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this news release.

Conference Call Scheduled for January 28, 2010

O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, January 28, 2010, at 8:30 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I Web site, www.o-i.com, in the Investor Relations section under “Events and Presentations.”

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m., Eastern Time, on January 28. Ask for the O-I conference call. A replay of the call will be available on the O-I Web site, www.o-i.com, for 90 days following the call.

Contacts:	O-I, Sasha Sekpeh, 567-336-2355 — Investor Relations
O-I, Stephanie Johnston, 567-336-7199 — Corporate Communications

Copies of O-I news releases are available on the O-I Web site at www.o-i.com or at www.prnewswire.com.

O-I’s first-quarter 2010 earnings conference call is currently scheduled for Thursday, April 29, 2010, at 8:30 a.m., Eastern Time.

# # #

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations (a)

(Dollars in millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008

Net sales	$1,865.9	$1,705.0	$7,066.5	$7,884.7
Manufacturing, shipping, and delivery expense	(1,534.9)	(1,417.7)	(5,582.6)	(6,208.1)

Gross profit	331.0	287.3	1,483.9	1,676.6

Selling and administrative expense	(137.3)	(132.5)	(506.4)	(511.9)
Research, development, and engineering expense	(16.5)	(15.6)	(58.8)	(66.6)
Interest expense (b)	(57.1)	(53.2)	(221.7)	(253.0)
Interest income	7.5	9.5	28.6	38.6
Equity earnings	13.0	14.1	52.6	50.8
Royalties and net technical assistance	3.2	3.8	12.9	18.6
Other income	6.3	4.4	11.2	9.5
Other expense (c)	(319.6)	(273.9)	(477.0)	(404.2)

Earnings (loss) from continuing operations before income taxes	(169.5)	(156.1)	325.3	558.4

Provision for income taxes (d)	17.0	(53.7)	(127.5)	(236.7)

Earnings (loss) from continuing operations	(152.5)	(209.8)	197.8	321.7

Gain (loss) on sale of discontinued operations		(1.1)		6.8

Net earnings (loss)	(152.5)	(210.9)	197.8	328.5

Net earnings attributable to noncontrolling interests	(6.8)	(18.8)	(36.0)	(70.2)

Net earnings (loss) attributable to the Company	$(159.3)	$(229.7)	$161.8	$258.3

Less convertible preferred stock dividends				(5.4)

Available to common share owners	$(159.3)	$(229.7)	$161.8	$252.9

Amounts attributable to the Company:
Earnings (loss) from continuing operations	$(159.3)	$(228.6)	$161.8	$251.5
Gain (loss) on sale of discontinued operations		(1.1)		6.8
Net earnings (loss)	$(159.3)	$(229.7)	$161.8	$258.3

Basic earnings (loss) per share (e):
Earnings (loss) from continuing operations	$(0.95)	$(1.38)	$0.96	$1.49
Gain (loss) on sale of discontinued operations		(0.01)		0.04
Net earnings (loss)	$(0.95)	$(1.39)	$0.96	$1.53

Weighted average shares outstanding (000s)	168,016	165,524	167,687	163,178

Diluted earnings (loss) per share (e):
Earnings (loss) from continuing operations	$(0.95)	$(1.38)	$0.95	$1.48
Gain (loss) on sale of discontinued operations		(0.01)		0.04
Net earnings (loss)	$(0.95)	$(1.39)	$0.95	$1.52

Diluted average shares (000s)	171,742	169,371	170,540	169,677

(a)   The Company adopted the provisions of a new accounting standard on January 1, 2009, which changed the presentation of noncontrolling interests in subsidiaries.  The presentation requirements of the new standard were also required to be applied retrospectively to 2008.

(b)   Amount for the year ended December 31, 2009,  includes charges of $5.2 million (pretax and after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity.  The aftertax effect of this charge is a reduction in earnings per share of $0.03.

(c)   Amount for the three months and year ended December 31, 2009 includes a charge of $180.0 million (before and after tax) to increase the accrual for estimated future asbestos-related costs. The effect of this charge is a reduction in earnings per share of $1.06.

Amount for the three months and year ended December 31, 2008 includes a charge of $250.0 million ($248.8 million after tax) to increase the accrual for estimated future asbestos-related costs. The effect of this charge is a reduction in earnings per share of $1.47.

Amount for the three months ended December 31, 2009, includes charges of $100.5 million ($93.8 million after tax amount attributable to the Company) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $0.55.

Amount for the year ended December 31, 2009, includes charges of $213.6 million ($182.8 million after tax amount attributable to the Company) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $1.07.

Amount for the three months ended December 31, 2008 includes charges of $21.6 million ($16.5 million after tax amount attributable to the Company) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $0.09.

Amount for the year ended December 31, 2008 includes charges of $133.3 million ($110.1 million after tax amount attributable to the Company) for restructuring and asset impairment.  The effect of these charges is a reduction in earnings per share of $0.65.

Amount for the three months and year ended December 31, 2009 includes charges of $17.3 million ($17.6 million after tax amount attributable to the Company) for the remeasurement of certain bolivar-denominated assets and liabilities held outside of Venezuela.  The effect of these charges is a reduction in earnings per share of $0.10.

(d)   Amount for the three months and year ended December 31, 2009 includes a non-cash tax benefit transferred from other comprehensive income (equity) of $47.9 million.  The effect of this tax benefit is an increase in earnings per share of $0.28.

Amount for the three months ended December 31, 2008 includes expense of $39.5 million related to tax restructuring and other.  The effect of this expense is a decrease in earnings per share of $0.23.

Amount for the year ended December 31, 2008 includes a net tax expense of $33.3 million ($34.8 million after minority shareowners’ interest) related to tax legislation, restructuring, and other.  The effect of this expense is a decrease in earnings per share of $0.20.

(e)   The Company adopted the provisions of a new accounting standard on January 1, 2009, which required the Company to allocate earnings to unvested restricted shares outstanding during the period and was also required to be retrospectively applied to 2008.  Basic and diluted earnings per share for the year ended December 31, 2008 were reduced by $0.02 per share.  There was no impact on basic or diluted earnings per share for the three months and year ended December 31, 2009 or the three months ended December 31, 2008.

Diluted earnings per share of common stock are equal to basic earnings per share of common stock for the three months ended December 31, 2009 and 2008 due to the net loss.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	Dec. 31,	Dec. 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$811.7	$379.5
Short-term investments, at cost which approximates market	0.9	25.0
Receivables, less allowances for losses and discounts	1,004.2	988.8
Inventories	900.3	999.5
Prepaid expenses	79.6	51.9

Total current assets	2,796.7	2,444.7

Investments and other assets:
Equity investments	114.3	101.7
Repair parts inventories	125.1	132.5
Prepaid pension	46.3
Deposits, receivables, and other assets	521.7	444.5
Goodwill	2,381.0	2,207.5

Total other assets	3,188.4	2,886.2

Property, plant, and equipment, at cost	6,618.9	5,983.1
Less accumulated depreciation	3,876.6	3,337.5

Net property, plant, and equipment	2,742.3	2,645.6

Total assets	$8,727.4	$7,976.5

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$352.0	$393.8
Current portion of asbestos-related liabilities	175.0	175.0
Accounts payable	863.2	838.2
Other liabilities	644.1	596.3

Total current liabilities	2,034.3	2,003.3

Long-term debt	3,257.5	2,940.3
Deferred taxes	186.3	77.6
Pension benefits	577.6	741.8
Nonpension postretirement benefits	266.7	239.7
Other liabilities	358.5	360.1
Asbestos-related liabilities	310.1	320.3
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	1.8	1.8
Capital in excess of par value	2,941.9	2,913.3
Treasury stock, at cost	(217.1)	(221.5)
Retained earnings (deficit)	129.4	(32.4)
Accumulated other comprehensive income (loss)	(1,317.8)	(1,620.6)

Total share owners’ equity of the Company	1,538.2	1,040.6
Noncontrolling interests	198.2	252.8
Total share owners’ equity	1,736.4	1,293.4

Total liabilities and share owners’ equity	$8,727.4	$7,976.5

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Cash flows from operating activities:
Net earnings (loss)	$(152.5)	$(210.9)	$197.8	$328.5
Net earnings attributable to noncontrolling interests	(6.8)	(18.8)	(36.0)	(70.2)
Gain (loss) on sale of discontinued operations		1.1		(6.8)
Non-cash charges:
Depreciation	100.5	91.7	374.8	431.0
Future asbestos related costs	180.0	250.0	180.0	250.0
Non-cash tax benefit	(47.9)		(47.9)
Amortization of intangibles and other deferred items	3.1	7.4	21.1	28.9
Amortization of finance fees and debt discount	3.1	1.9	10.4	7.9
Restructuring and asset impairment	100.5	21.6	213.6	133.3
Other	63.1	96.9	159.1	161.0
Asbestos-related payments	(67.9)	(69.9)	(190.3)	(210.2)
Cash paid for restructuring activities	(25.6)	(20.9)	(68.3)	(48.9)
Change in non-current operating assets	8.2	(3.1)	21.3	1.4
Change in non-current liabilities	(82.1)	(16.3)	(178.9)	(90.1)
Change in components of working capital	144.9	45.6	143.3	(158.6)

Cash provided by operating activities	220.6	176.3	800.0	757.2
Cash flows from investing activities:
Additions to property, plant, and equipment	(233.9)	(123.2)	(427.6)	(361.7)
Repayment from (advance to) equity affiliate		6.5	1.6	(1.6)
Acquisitions, net of cash acquired			(5.4)
Net cash proceeds (payments) related to divestitures and asset sales	9.0	2.1	13.4	(13.9)
Cash utilized in investing activities	(224.9)	(114.6)	(418.0)	(377.2)
Cash flows from financing activities:
Additions to long-term debt	7.5	49.6	1,080.1	686.4
Repayments of long-term debt	(81.6)	(39.0)	(831.6)	(945.4)
Increase (decrease) in short-term loans	(24.3)	(86.6)	(79.4)	(20.6)
Net (payments) receipts for hedging activity	(3.6)	1.9	14.3	(45.2)
Payment of finance fees	(0.1)		(14.0)
Convertible preferred stock dividends (a)				(5.4)
Dividends paid to noncontrolling interests (b)	(3.9)	(3.5)	(62.2)	(49.6)
Issuance of common stock and other	0.9		7.0	14.5
Cash provided by (utilized in) financing activities	(105.1)	(77.6)	114.2	(365.3)
Effect of exchange rate fluctuations on cash	(96.0)	(15.1)	(64.0)	(22.9)
Increase (decrease) in cash	(205.4)	(31.0)	432.2	(8.2)
Cash at beginning of period	1,017.1	410.5	379.5	387.7
Cash at end of period	$811.7	$379.5	$811.7	$379.5

(a)   On February 29, 2008, the Company announced that all outstanding shares of convertible preferred stock would be redeemed on March 31, 2008, if not converted by holders prior to that date.  All conversions and redemptions were completed by March 31 through the issuance of 8,584,479 shares of common stock.

(b)   The Company adopted the provisions of a new accounting standard on January 1, 2009, which changed the presentation of noncontrolling interests in subsidiaries.  The presentation requirements of the new standard were also required to be applied retrospectively to 2008.

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Net sales:

Europe	$724.9	$693.5	$2,917.6	$3,497.8
North America	481.1	491.9	2,074.3	2,209.7
South America	349.7	288.5	1,104.1	1,135.9
Asia Pacific	298.1	223.1	925.0	964.1

Reportable segment totals	1,853.8	1,697.0	7,021.0	7,807.5

Other	12.1	8.0	45.5	77.2

Net sales	$1,865.9	$1,705.0	$7,066.5	$7,884.7

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Segment Operating Profit (a):

Europe	$39.6	$19.6	$332.6	$477.8
North America	32.8	20.0	281.5	185.2
South America	70.0	79.5	250.6	331.0
Asia Pacific	53.2	37.9	131.3	162.8

Reportable segment totals (b)	195.6	157.0	996.0	1,156.8

Items excluded from Segment Operating Profit:
Retained corporate costs and other	(17.7)	2.2	(66.7)	(0.7)
Restructuring and asset impairment	(100.5)	(21.6)	(213.6)	(133.3)
Charge for Venezuela currency remeasurement	(17.3)		(17.3)
Charge for asbestos	(180.0)	(250.0)	(180.0)	(250.0)

Interest income	7.5	9.5	28.6	38.6
Interest expense	(57.1)	(53.2)	(221.7)	(253.0)
Earnings (loss) from continuing operations before income taxes	$(169.5)	$(156.1)	$325.3	$558.4

The following notes relate to Segment Operating Profit:

(a)   Operating Profit consists of consolidated earnings from continuing operations before interest income, interest expense, and provision for income taxes.  Segment Operating Profit excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on “Operating Profit” because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to Operating Profit is net earnings.  The Company presents Segment Operating Profit because management uses the measure, in combination with gross profit percentage and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to earnings from continuing operations before income taxes is included in the tables above.

(b)   Segment Operating Profit for the three months ended December 31, 2009, excludes charges of $100.5 million for restructuring and asset impairment.

Segment Operating Profit for the year ended December 31, 2009, excludes charges of $213.6 million for restructuring and asset impairment.

Segment Operating Profit for the three months and year ended December 31, 2009 excludes a charge of $17.3 million for the remeasurement of bolivar-denominated assets and liabilities held outside of Venezuela.

Segment Operating Profit for the three months and year ended December 31, 2009 excludes a charge of $180.0 million to increase the reserve for estimated future asbestos-related costs.

Segment Operating Profit for the three months ended December 31, 2008, excludes charges of $21.6 million for restructuring and asset impairment.

Segment Operating Profit for the year ended December 31, 2008, excludes charges of $133.3 million for restructuring and asset impairment.

Segment Operating Profit for the three months and year ended December 31, 2008 excludes a charge of $250.0 million to increase the reserve for estimated future asbestos-related costs.